Exhibit 3.1

GMH COMMUNITIES TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
DECLARATION OF TRUST

        FIRST: GMH Communities Trust, a Maryland real estate investment trust (the "Trust") formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect and as hereafter amended.

        SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

ARTICLE I

GENERAL

        The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE II

NAME

        The name of the Trust is:

GMH Communities Trust

        Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, a majority of the entire Board, without action by the shareholders of the Trust, may amend this Declaration of Trust to change the name of the Trust.

ARTICLE III

PURPOSES AND POWERS

        Section 3.1 Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code as well as any other purposes permitted under Title 8.

        Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in this Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

        The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated whose post office address is 300 East Lombard Street, Baltimore, MD 21202. The resident agent is an existing Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

        Section 5.1 Powers. Subject to any express limitations contained in this Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property and assets of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of this Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in this Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees (each individually, a "Trustee") under the general laws of the State of Maryland or any other applicable laws.

        The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to determine that compliance with any restriction or limitation on ownership or transfer of shares of the Trust's beneficial interest set forth in Article VII of this Declaration of Trust is no longer required in order for the Trust to qualify as a real estate investment trust under the Code; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

        Section 5.2 Number and Classification. The number of Trustees shall be two, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust, provided, however, the total number of Trustees shall not be less than one and not more than fifteen. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. The names of the Trustees who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualify are: Gary M. Holloway and Bruce F. Robinson. These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws. It shall not be necessary to list in this Declaration of Trust the names and addresses of any Trustees hereafter elected.

        The Trust elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares (as defined below), any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred.

        Section 5.3 Resignation or Removal. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares (as defined below) to elect or remove one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.

        Section 5.4 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees concluded in good faith by the Board of Trustees to be consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption or repurchase of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion rights, voting powers or other rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

        Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue 500,000,000 common shares of beneficial interest, $0.001 par value per share ("Common Shares"), and 100,000,000 preferred shares of beneficial interest, $0.001 par value per share ("Preferred Shares"). If shares of one class are classified, reclassified or converted into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend this Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

        Section 6.2 Common Shares. Subject to the provisions of Article VII and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares and reclassify any previously classified but unissued Common Shares of any class or series from time to time into one or more classes or series of Shares.

        Section 6.3 Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, into one or more classes or series of Shares.

        Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the terms, preferences, conversion rights, voting powers or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series of Shares; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT") with respect to each class or series of Shares. Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT or other document constituting part of the Declaration of Trust with respect to such class or series of Shares.

        Section 6.5 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into or exercisable for Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws of the Trust.

        Section 6.6 Dividends and Distributions. The Board of Trustees may from time to time authorize and the Trust may declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to authorize and cause the Trust to pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board of Trustees and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

        Section 6.7 General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in this Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on share ledger of the Trust.

        Section 6.8 Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

        Section 6.9 Declaration and Bylaws. The rights of all shareholders and the terms of all Shares are subject to the provisions of this Declaration of Trust and the Bylaws of the Trust.

        Section 6.10 Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest now or hereafter authorized, the Board of

Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within any period of 12 months is not greater than ten.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

        Aggregate Share Ownership Limit. The term "Aggregate Share Ownership Limit" shall mean 7.1% in value of the aggregate outstanding Equity Shares (as defined below).

        Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

        Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

        Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust (as defined below) as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under Section 170(b)(1)(A) of the Code.

        Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 7.3.1.

        Charitable Trustee. The term "Charitable Trustee" shall mean the Person unaffiliated with the Trust and any Prohibited Owner (as defined below), that is appointed by the Trust to serve as trustee of the Charitable Trust.

        Common Share Ownership Limit. The term "Common Share Ownership Limit" shall mean 7.1% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding Common Shares.

        Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

        Constructive Share Ownership Limit. The term "Constructive Share Ownership Limit" shall mean, for (i) Persons who are not members of the Holloway Group (as defined below), Equity Shares with an aggregate value equal to 7.1% of the value of the outstanding Equity Shares, (ii) the members of the Holloway Group, in the aggregate, Equity Shares with an aggregate value equal to 20% of the aggregate value of the outstanding Equity Shares; provided, however, that such 20% limitation shall be reduced to 9.9% immediately prior to any time that (x) members of the Holloway Group, in the aggregate, Constructively Own a 10% or greater interest in a direct or indirect tenant of the Trust, (y) as a result of such Constructive Ownership by the members of the Holloway Group, the Trust would be treated as Constructively Owning a 10% or greater interest in such direct or indirect tenant of the Trust and (z) the income directly or indirectly derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code and (iii) the members of the Steven Roth Group, in the aggregate, Equity Shares with an aggregate value equal to 8.5% of the aggregate value of the outstanding Equity Shares. For these purposes, a "10% or greater interest" shall mean, in the case of a tenant that is treated as a corporation for federal income tax purposes, an interest in the stock of such tenant that possesses 10% or more of the total value of all classes of stock of such tenant and, in the case of a tenant that is not treated as a corporation for federal income tax purposes, an interest of 10% or more in the assets or net profits of such tenant.

        Declaration of Trust. The term "Declaration of Trust" shall mean these Articles of Amendment and Restatement as accepted for record by the SDAT, and any amendments or supplements thereto or restatements thereof.

        Equity Shares. The term "Equity Shares" shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

        Excepted Holder. The term "Excepted Holder" shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

        Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, the percentage or other limit or limits established by the Board of Trustees for such Excepted Holder pursuant to Section 7.2.7.

        Holloway Group. The term "Holloway Group" shall mean a group whose members are Gary M. Holloway and each Person (other than the Trust) to whom shares actually owned by Gary M. Holloway would be attributed under the constructive ownership rules of either Section 544 of the Code, as modified by Section 856(h) of the Code, or Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.

        Holloway Group Aggregate Share Ownership Limit. The term "Holloway Group Aggregate Share Ownership Limit" shall mean 20% in value of the aggregate of the outstanding Equity Shares.

        Holloway Group Common Share Ownership Limit. The term "Holloway Group Common Share Ownership Limit" shall mean 20% (in value or in number of shares, whichever is more restrictive) of the outstanding Common Shares.

        Initial Date. The term "Initial Date" shall mean the date of the first closing of an issuance of Common Shares pursuant to an underwritten offering.

        Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of

Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

        NYSE. The term "NYSE" shall mean the New York Stock Exchange.

        Ownership Limitation. Any and all of the Aggregate Share Ownership Limit, the Common Share Ownership Limit, the Constructive Share Ownership Limit, the Holloway Group Aggregate Share Ownership Limit, the Holloway Group Common Share Ownership Limit, the Steven Roth Group Aggregate Share Ownership Limit and the Steven Roth Group Common Share Ownership Limit.

        Person. The term "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

        Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

        REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

        Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

        Steven Roth Group. The term "Steven Roth Group" shall mean a group whose members are Steven Roth and each Person (other than the Trust and any Person that is a Vornado Holder) to whom shares actually owned by Steven Roth would be attributed under the constructive ownership rules of either Section 544 of the Code, as modified by Section 856(h) of the Code, or Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.

        Steven Roth Group Aggregate Share Ownership Limit. The term "Steven Roth Group Aggregate Share Ownership Limit" shall mean 8.5% in value of the aggregate of the outstanding Equity Shares.

        Steven Roth Group Common Share Ownership Limit. The term "Steven Roth Group Common Share Ownership Limit" shall mean 8.5% (in value or in number of shares, whichever is more restrictive) of the outstanding Common Shares.

        Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

        Vornado Holder. The term "Vornado Holder" shall mean each of (i) Vornado Realty L.P., a Delaware limited partnership, (ii) Vornado Realty Trust, a Maryland real estate investment trust, (iii) any designated affiliate of Vornado Realty L.P. pursuant to the Warrant, (iv) any permitted transferee or assignee of Vornado Realty L.P. for purposes of the Warrant and (v) any entity in which a Person described in any of clauses (i) through (iv) of this sentence holds a direct or indirect interest; provided, however, that no Person shall be treated as a Vornado Holder at any time that such Person is treated as an "individual" for purposes of Section 542(a)(2) of the Code or any successor provision.

        Warrant. The term "Warrant" shall mean the Warrant, dated July 27, 2004, between Vornado Realty L.P., GMH Communities, L.P., a Delaware limited partnership, and GMH Communities Trust, a Maryland real estate investment trust, as amended.

        Section 7.2 Equity Shares.

        Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

                (a)    Basic Restrictions.

                        (i)    (1) No Person, other than an Excepted Holder, a Vornado Holder, a member of the Holloway Group, or a member of the Steven Roth Group shall Beneficially Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, a Vornado Holder, a member of the Holloway Group, or a member of the Steven Roth Group shall Beneficially Own Common Shares in excess of the Common Share Ownership Limit, (3) no Person, other than an Excepted Holder, a Vornado Holder, a member of the Holloway Group, or a member of the Steven Roth Group shall Constructively Own Equity Shares in excess of the Constructive Share Ownership Limit, (4) the members of the Holloway Group shall not, in the aggregate, Beneficially Own Equity Shares in excess of the Holloway Group Aggregate Share Ownership Limit, (5) the members of the Holloway Group shall not, in the aggregate, Beneficially Own Common Shares in excess of the Holloway Group Common Share Ownership Limit, (6) the members of the Holloway Group shall not, in the aggregate, Constructively Own Equity Shares in excess of the Constructive Share Ownership Limit, (7) the members of the Steven Roth Group shall not, in the aggregate, Beneficially Own Equity Shares in excess of the Steven Roth Group Aggregate Share Ownership Limit, (8) the members of the Steven Roth Group shall not, in the aggregate, Beneficially Own Common Shares in excess of the Steven Roth Group Common Share Ownership Limit, (9) the members of the Steven Roth Group shall not, in the aggregate, Constructively Own Equity Shares in excess of the Constructive Share Ownership Limit, and (10) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                        (ii)    No Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code at any time after the Trust's first taxable year as determined for federal income tax purposes (without regard to whether the ownership interest is held during the last half of a taxable year), or, except in the case of a Vornado Holder or a member of the Steven Roth Group, otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                        (iii)    Subject to Section 7.4 hereof, but notwithstanding any other provisions contained herein, any Transfer of Equity Shares that, if effective, would result in Equity Shares being beneficially owned at any time after the Trust's first taxable year as determined for federal income tax purposes by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

                (b)    [Intentionally omitted.]

                (c)    Transfer in Trust.

                If any Person, the members of the Holloway Group, or the members of the Steven Roth Group would otherwise Beneficially Own or Constructively Own Equity Shares in violation of Section 7.2.1(a)(i) or 7.2.1(a)(ii),

                (1)    then that number of Equity Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person, the members of the Holloway Group, or the members of the Steven Roth Group to violate Section 7.2.1(a)(i) or 7.2.1.(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date on which such Beneficial or Constructive Ownership in violation of Section 7.2.1(a)(i) or 7.2.1(a)(ii) would otherwise arise and such Person (including members of the Holloway Group or the Steven Roth Group) shall have no rights in such Equity Shares; provided, however, that where members of the Holloway Group would otherwise Beneficially or Constructively Own Equity Shares in violation of Section 7.2.1(a)(i) hereof, any Equity Shares Beneficially or Constructively Owned by the Holloway Group which are not Beneficially or Constructively Owned by a Vornado Holder shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary under this Section 7.2.1(c)(1) (but only to the extent necessary to avoid such Beneficial or Constructive Ownership in violation of Section 7.2.1(a)(i)) before Equity Shares Beneficially or Constructively Owned by a Vornado Holder are automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary under this Section 7.2.1(c)(1); or

                (2)    if the transfer to the Charitable Trust described in paragraph (1) above would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then, in cases where the Beneficial or Constructive Ownership that would otherwise be in violation of Section 7.2.1(a)(i) or 7.2.1(a)(ii) arises from a Transfer, the Transfer of that number of Equity Shares that otherwise would cause any Person, the members of the Holloway Group, or the members of the Steven Roth Group to violate Section 7.2.1(a)(i) or 7.2.1(a)(ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

        Section 7.2.2 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person (including any member of the Holloway Group or the Steven Roth Group) intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem or repurchase Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

        Section 7.2.3 Notice of Restricted Transfer. Any Person (including any member of the Holloway Group or the Steven Roth Group) who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person (including any member of the Holloway Group or the Steven Roth Group) who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(c), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

        Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

                (a)    Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares actually owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such ownership on the Trust's status as a REIT and to ensure compliance with the Ownership Limitation.

                (b)    Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

        Section 7.2.5 Remedies Not Limited. Subject to Section 5.1 of this Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

        Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board of Trustees and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

        Section 7.2.7 Exceptions.

                (a)    [intentionally omitted]

                (b)    Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), a Person shall not be subject to the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the Constructive Share Ownership Limit at any time after such Person has provided the Board of Trustees with such representations and evidence, and has entered into such agreements, as are satisfactory to the Board of Trustees, in its reasonable discretion, to establish that (i) such Person is not treated as an "individual" for purposes of Section 542(a)(2) of the Code, (ii) such Person's Constructive Ownership of interests in tenants of the Trust (or tenants of any entity in which the Trust owns a direct or indirect interest) will not adversely affect the Trust's ability to qualify as a REIT, (iii) such Person's Beneficial or Constructive Ownership of Equity Shares in excess of what would otherwise be the applicable Aggregate Share Ownership Limit, the Common Share Ownership Limit and/or the Constructive Share Ownership Limit will not adversely effect the Trust's ability to qualify as a REIT and (iv) such Person has agreed that Equity Shares Beneficially or Constructively Owned by such Person in excess of what would otherwise be the applicable Aggregate Share Ownership Limit, Common Share Ownership Limit or Constructive Share Ownership Limit will be automatically transferred to a Charitable Trust in accordance with Section 7.2.1(c) and 7.3 as necessary to prevent such Person's Beneficial or

Constructive Ownership of such Equity Shares from adversely affecting the Trust's ability to qualify as a REIT; provided, however, that (I) this Section 7.2.7(b) shall not apply to any Person (including a Person that has previously provided the Board of Trustees with such representations and evidence and entered into such agreements) at any time that such Person is treated as an "individual" for purposes of Section 542(a)(2) of the Code and (II) this Section 7.2.7(b) shall not prevent Equity Shares Beneficially or Constructively Owned by the Person that has obtained an exemption under this Section 7.2.7(b) from being subject to the provisions of Section 7.2.1(c) hereof if any other Person would otherwise Beneficially or Constructively Own Equity Shares in excess of an Ownership Limitation applicable to such other Person.

                (c)    Subject to Section 7.2.1(a)(ii), the Board of Trustees will have the ability, in its discretion, to grant to any Person such other exemptions from the Ownership Limit (or to designate an Excepted Holder Limit for such Person) as it determines, in its discretion, are appropriate, if

                        (i)    the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Constructive or Beneficial Ownership of Equity Shares will violate Section 7.2.1(a)(ii); and

                        (ii)    such Person represents that it does not and will not Constructively Own an interest in a tenant of the Trust (or a tenant of any entity an interest in which is directly or indirectly owned by the Trust) that would cause the Trust to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity in which the Trust holds a direct or indirect interest) derives (and, in the judgement of the Board of Trustees, is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Trustees, rents from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust (or of an entity an interest in which is directly or indirectly owned by the Trust).

                (d)    Prior to granting any exception pursuant to Section 7.2.7(c), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                (e)    Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a financial intermediary acting similarly in a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit, the Constructive Share Ownership Limit or all such limits, but only to the extent necessary to facilitate such public offering or private placement and only so long as such underwriter or financial intermediary, as the case may be, does not actually or Constructively Own an interest in a tenant of a Trust (or a tenant of any entity directly or indirectly owned by the Trust) such that such tenant would be treated as described in Section 856(d)(2)(B) of the Code with respect to the Trust.

                (f)    The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit, the Common Share Ownership Limit or the Constructive Share Ownership Limit.

        Section 7.2.8 Change in Aggregate Share Ownership and Common Share Ownership Limits. The Board of Trustees may from time to time increase or decrease the Common Share Ownership Limit, the Aggregate Share Ownership Limit and the Constructive Share Ownership Limit, provided that the new Common Share Ownership Limit, Aggregate Share Ownership Limit and/or Constructive Share Ownership Limit would not allow five or fewer Persons, other than Vornado Holders, to Beneficially Own more than 49.9% in value of the outstanding Equity Shares, provided, further, that the Ownership Limitations applicable to the Vornado Holder and to the Steven Roth Group shall not be changed without the consent of Vornado Realty Trust.

        Section 7.2.9 Legend. Each certificate for Equity Shares shall bear substantially the following legend:

    The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and exceptions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially Own Common Shares of the Trust in excess of 7.1 percent (in value or number of shares) of the outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable), a Vornado Holder or a member of the Holloway Group or Steven Roth Group; (ii) no Person may Beneficially or Constructively Own Equity Shares of the Trust in excess of 7.1 percent of the value of the total outstanding Equity Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable), a Vornado Holder or a member of the Holloway Group or Steven Roth Group; (iii) the members of the Holloway Group, may not, in the aggregate, Constructively Own Equity Shares of the Trust in excess of the Constructive Share Ownership Limit applicable to the Holloway Group; (iv) the members of the Holloway Group may not, in the aggregate, Beneficially Own Common Shares in excess of the Holloway Group Common Share Ownership Limit, (v) the members of the Holloway Group may not, in the aggregate, Beneficially Own Equity Shares in excess of the Holloway Group Aggregate Share Ownership Limit; (vi) the members of the Steven Roth Group, may not, in the aggregate, Constructively Own Equity Shares of the Trust in excess of the Constructive Share Ownership Limit applicable to the Steven Roth Group; (vii) the members of the Steven Roth Group may not, in the aggregate, Beneficially Own Common Shares in excess of the Steven Roth Group Common Share Ownership Limit, (viii) the members of the Steven Roth Group may not, in the aggregate, Beneficially Own Equity Shares in excess of the Steven Roth Group Aggregate Share Ownership Limit; (ix) no Person may Beneficially or Constructively Own Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or, except in the case of a Vornado Holder or a member of the Steven Roth Group, otherwise cause the Trust to fail to qualify as a REIT; and (x) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust in writing, or in the case of a proposed or attempted Transfer, must notify the Trust in writing at least 15 days prior to such proposed or attempted Transfer. If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may redeem Equity Shares upon the terms and conditions specified by the Board of Trustees in its sole discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

        Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

        Section 7.3 Transfer of Equity Shares in Trust.

        Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(c) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(c). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

        Section 7.3.2 Status of Shares Held by the Charitable Trustee. Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

        Section 7.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid with respect to such Equity Shares by the Prohibited Owner to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

        Section 7.3.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the appropriate Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The appropriate Prohibited Owner shall receive the lesser of (1) the price paid by such Prohibited Owner for the shares or, if such Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Charitable Trustee upon demand.

        Section 7.3.5 Purchase Right in Shares Transferred to the Charitable Trustee. Equity Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the appropriate Prohibited Owner. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII.

        Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under Section 170(b)(1)(A) of the Code.

        Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 7.5 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 7.6 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

SHAREHOLDERS

        Section 8.1 Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

        Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of this Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XI; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (f) those matters that must be approved by the shareholders in accordance with applicable law. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

        Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b) have any right to require the Trust to pay such holder the fair value of the Shares in an appraisal or similar proceeding.

        Section 8.4 Extraordinary Actions. Except as specifically provided in Section 5.3 (relating to removal of Trustees), in Section 10.3 and in Article XI, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 8.5 Board Approval. The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

        Section 8.6 Action By Shareholders without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, this Declaration of Trust or the Bylaws of the Trust, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE TRUST

        Section 9.1 Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

        Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        Section 9.3 Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust or his or her service in any of the capacities set forth in clause (b) above. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and reimbursement of reasonable expenses in advance of final disposition of a proceeding to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

        Section 9.4 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE X

AMENDMENTS

        Section 10.1 General. The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to this Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to this Declaration of Trust shall include all amendments thereto.

        Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, by the vote required and in the manner provided by Title 8, without any action by the shareholders, (i) to qualify as a real estate investment trust under the Code or under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Corporations and Associations Article of the Annotated Code of Maryland and (iii) as otherwise provided in this Declaration of Trust.

        Section 10.3 By Shareholders. Except as otherwise provided in this Declaration of Trust, any amendment to this Declaration of Trust shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.2, Section 5.3, Article XI or to this sentence of this Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

        Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property. Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

        Section 12.1 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

        Section 12.2 Termination.

                (a)    Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders approving a plan of liquidation and dissolution of the Trust, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

                        (i)    The Trust shall carry on no business except for the purpose of winding up its affairs.

                        (ii)    The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business. The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

                        (iii)    After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                (b)    After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

        Section 13.1 Governing Law. This Declaration of Trust is executed by the undersigned and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

        Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

        Section 13.3 Severability.

                (a)    The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Section 10.2.

                (b)    If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

        Section 13.4 Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Subtitles 6 and

7 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

        Section 13.5 Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

        THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

        FOURTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 10,000 Common Shares, $0.001 par value per share. The aggregate par value of all shares of beneficial interest having par value was $1.00 immediately prior to this amendment and restatement.

        FIFTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 600,000,000, consisting of 500,000,000 Common Shares, $0.001 par value per share, and 100,000,000 Preferred Shares, $0.001 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $600,000.

        The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement of Declaration of Trust to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 26th day of October 2004.

ATTEST:	GMH COMMUNITIES TRUST

/s/ JOSEPH M. MACCHIONE	/s/ GARY M. HOLLOWAY	(SEAL)
Joseph M. Macchione	Gary M. Holloway
Secretary	Chief Executive Officer